Exhibit 23.1

PricewaterhouseCoopers LLP 125 High Street Boston, MA 02110
Telephone	(617) 530 5000
Facsimile	(617) 530 5001
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 18, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in UIL Holdings Corporation’s Annual Report on Form 10-K/A Amendment No. 1 and Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
March 11, 2009